Exhibit 10.1

AMENDMENT NO. 1

TO THE

THE PRUDENTIAL FINANCIAL, INC.

OMNIBUS INCENTIVE PLAN

Pursuant to the power reserved to it in Section 11.1 of the Prudential Financial, Inc. Omnibus Incentive Plan (the “Plan”), the Plan is hereby amended, effective January 1, 2006, as follows:

1. Sections 10.1 and 10.2 of the Plan are hereby amended and restated in their entirety as follows:

“10.1 Accelerated Vesting and Payment of Awards. Unless determined otherwise by the Committee and subject to the provisions of Section 10.3, in the event of a Change of Control each Option and SAR then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or SAR, and the Restricted Period shall lapse as to each share of Restricted Stock and each Restricted Unit then outstanding. In connection with such a Change of Control, the Committee may, in its sole discretion, provide that each Option, SAR, Restricted Stock and/or Restricted Unit shall, upon the occurrence of such Change of Control, be cancelled in exchange for a payment per share/unit (the “Settlement Payment”) in an amount based on the Change of Control Price. Such Settlement Payment shall be in the form of cash.

10.2 Long Term Performance Unit Awards and Performance Share Awards. Unless determined otherwise by the Committee and subject to the provisions of Section 10.3, in the event of a Change of Control, (a) any outstanding Long Term Performance Unit Awards or Performance Share Awards relating to Performance Cycles ending prior to the Change of Control which have been earned but not paid shall become immediately payable, (b) all then-in-progress Performance Cycles for Long Term Performance Unit Awards or Performance Share Awards that are outstanding shall end, and all Participants shall be deemed to have earned an award equal to the Participant’s target award opportunity for the Performance Cycle in question, (c) the Company shall pay all such Long Term Performance Unit Awards as a Settlement Payment in cash within thirty (30) days of such Change of Control, based on the Change of Control Price, and (d) the Company may, in its sole discretion and on such terms and conditions as it deems appropriate, pay all such Performance Share Awards either (i) in Common Stock and/or (ii) as a Settlement Payment in cash within thirty (30) days of such Change of Control, based on the Change of Control Price.”

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To record the adoption of this Amendment No. 1 to the Plan, the Company has caused its officer to execute these presents this 31st day of December, 2005.

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Sharon C. Taylor
Sharon C. Taylor
Senior VP, Corporate HR